Exhibit 21.1

•	RigNet, Inc.

•	LandTel, Inc.

•	LandTel Communications, L.L.C

•	RigNet Qatar W.L.L.

•	RigNet Sdn. Bhd.

•	RigNet Luxembourg Holding

•	RigNet Global Holdings

•	ComPetro Communications Holdings, LLC

•	RigNet Middle East LLC

•	ComPetro Communications, Inc.

•	RigNet E.H. Holdings, AS

•	RigNet Europe AS

•	RigNet AS

•	OilCamp Limited

•	RigNet UK Holdings. Ltd.

•	RigNet UK Limited

•	RigNet Scotland Ltd.

•	Nessco Group Holdings Ltd

•	Nessco Invsat Ltd.

•	Countryflow Ltd.

•	RigNet Pte Ltd

•	RigNet Australia Pty Ltd

•	Competro Comunicacoes Holdings do Brasil Ltda.

•	RigNet Services de Telecomunicacoes Brasil Ltda.

•	RigNet Services Nigeria Limited

•	RigNet SatCom, Inc.